EXHIBIT 99.1
FOR IMMEDIATE RELEASE

For Press:		For Investors:
Tucker Walsh	Nancy Liberman	Kim Maxwell
ATG	eStara	ATG
617-386-1159	703-648-8287	(617) 386-1006
twalsh@atg.com	nancy@estara.com	kmaxwell@atg.com
ATG TO ACQUIRE CLICK TO CALL LEADER eSTARA
Click to Call, Click to Chat, and Call Tracking Solutions to Advance ATG’s Market-leading
E-Commerce Offerings and Expand ATG’s OnDemand Business
ATG to Host Conference Call Today, September 19, 2006 at 10:00 a.m. ET
CAMBRIDGE, Mass. and RESTON, VA – September 19, 2006 – ATG (Art Technology Group, Inc., NASDAQ: ARTG), and eStara today announced that the two companies signed a definitive agreement for ATG to acquire eStara in a stock and cash merger transaction. The closing of the transaction is subject to customary closing conditions, including the approval of eStara’s stockholders, and is expected to occur in the fourth quarter of 2006. The transaction is expected to be accretive on a non-GAAP diluted per share basis in the first full quarter following the closing of the transaction.
eStara’s market leading Click to Call, Click to Chat and Call Tracking solutions will advance ATG’s mission of enabling online sellers to find customers, convert them to buyers and ensure their satisfaction so they become loyal, repeat, and profitable customers. eStara’s Click to Call solution allows an online consumer to request an immediate call from a salesperson or customer care agent, via the telephone or computer.
“Over the last two years, we have consistently expanded our end-to-end commerce solutions to make it easier for companies to create more relevant interactions across the entire customer life cycle,” said Bob Burke, ATG’s President and CEO. “eStara solutions fit perfectly with our strategy as they provide an increasingly vital new channel for helping consumers go from browsing to buying. Furthermore, the combination of ATG’s on demand initiative with eStara’s pure on demand business will accelerate the expansion of our recurring revenue model.”
eStara provides technology for some of the world’s most recognizable brands including Starwood Hotels, DaimlerChrysler, Dell, Apple Computer, and Continental Airlines. Approximately 350 customers use eStara’s technology to increase online sales conversions by up to 50%, reduce Web site and shopping cart abandonment rates by 10-45%, and reduce call handling time by up to 60 seconds.
“We are looking forward to the innovation that a combination of industry leaders can bring to bear in the marketplace,” said John Federman, eStara CEO. “By joining forces with ATG, eStara can leverage both companies’ combined successes, technologies and best practices to more completely satisfy the needs of online consumers and e-commerce businesses.”
Under the terms of the agreement, ATG will acquire all of the outstanding common stock, preferred stock, vested and unvested stock options of eStara for approximately 15.3 million shares of ATG common stock, $2.0 million in cash, and up to an additional $6.0 million in earn-out potential, which implies that the total transaction is valued at up to approximately $48.3 million based on the closing sale price of ATG’s common stock as reported on the NASDAQ stock market on September 18, 2006.
eStara grew annual revenue 64% year over year to $7.4 million for full year 2005. Revenue for the first six months of 2006 was $6.5 million. Net income, in accordance with United States Generally Accepted Accounting Principles (GAAP), for full year 2005 was $1 million and $1.3 million for the first six months of 2006.
The merger transaction is designed to be effected as a tax-free reorganization for eStara stock holders and is expected to be accounted for by ATG under the purchase method of accounting.
ATG will host a conference call to discuss the acquisition of eStara today, September 19, 2006 at 10:00 a.m., Eastern time, that can be accessed by dialing (866) 723-3575 (or (706) 634-8872 for international calls) and using conference ID No. 6774675. A live Web cast of the call may be accessed at www.atg.com/investors. In addition, a replay of the call will be available on the company’s Web site later in the day.
About eStara
eStara is a leading provider of proactive conversion solutions for enhancing online sales and support initiatives. The world’s most recognizable brands – including Apple Computer, Continental Airlines, DaimlerChrysler, Dell Financial Services, and Verizon Superpages.com (check this name) – use eStara’s services to engage customers with the right form of contact at the right time to increase revenue, reduce Web site abandonment, and improve customer satisfaction. eStara is a privately held company headquartered in Reston, VA. eStara was co-founded by Washington D.C. business executive Tom Natelli, eStara’s chairman, and by Jeff Greenberg, a local technology entrepreneur. For more information, visit www.estara.com.
About ATG
ATG (Art Technology Group, Inc., NASDAQ: ARTG) makes the software and delivers the on demand solutions that the world’s most customer-conscious companies use to power their e-commerce web sites, find prospects, convert them to buyers and ensure their satisfaction so they become loyal, repeat, profitable customers. ATG’s B2C e-commerce suite is ranked the #1 current offering by Forrester Research, and powers more of the top 300 internet retailers than any other vendor. ATG’s solutions are used by over 600 major brands, including Adobe, A&E Networks, American Eagle Outfitters, B&Q, Best Buy, Cingular Wireless, Coca Cola, Dell, DirecTV, France Telecom, Hewlett-Packard, Intuit, Johnson & Johnson, Louis Vuitton, Mercedes-Benz, Neiman Marcus, New York & Company, Nike, Nokia, OfficeMax, PayPal, Philips, Procter & Gamble, Rubbermaid, Smith & Hawken, Symantec, T-Mobile, Target, Urban Outfitters, Verisign, and Walgreens. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America and Europe. For more information about ATG, please visit www.atg.com.
This press release contains forward-looking statements about the company’s estimated revenue and earnings. These statements involve known and unknown risks and uncertainties that may cause ATG’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks include the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for ATG’s software and services; financial and other effects of cost control measures; quarterly fluctuations in ATG’s revenues or other operating results; customization and deployment delays or errors associated with ATG’s products; the risk of longer sales cycles for ATG’s products and ATG’s ability to conclude sales based on purchasing decisions that are delayed; satisfaction levels of customers regarding the implementation and performance of ATG’s products; ATG’s need to maintain, enhance, and leverage business relationships with resellers and other parties who may be affected by changes in the economic climate; ATG’s ability to attract and maintain qualified executives and other personnel and to motivate employees; activities by ATG and others related to the protection of intellectual property; potential adverse financial and other effects of litigation (including intellectual property infringement claims) and the release of competitive products and other activities by competitors. Further details on these risks are set forth in ATG’s filings with the Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the period ended December 31, 2005 and its quarterly report on Form 10-Q for the period ended June 30, 2006, as filed with the SEC. These filings are available free of charge on a website maintained by the SEC at http://www.sec.gov.
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